Filed Pursuant to Rule 424(b)(5)

Registration No. 333-251006

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 4, 2020, and

Prospectus Supplements dated December 31, 2020 and May 9, 2023)

Up to $7,493,735

Common Stock

This prospectus supplement amends and supplements the information in that certain prospectus, dated December 4, 2020, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-251006) on November 27, 2020, and declared effective on December 4, 2020 (the “Base Prospectus”), as supplemented by the related prospectus supplements, dated December 31, 2020 and May 9, 2023 (together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of our common stock, par value $0.001 per share, pursuant to that certain Sales Agreement, dated April 17, 2019, as amended on December 31, 2020 (the “Sales Agreement”), that we entered into with H.C. Wainwright & Co., LLC (“Wainwright”). This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

On March 30, 2023, we became subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which the Prospectus forms a part. We are filing this prospectus supplement to further amend the Prospectus to update the amount of shares of common stock we are eligible to sell under General Instruction I.B.6 of Form S-3.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TRVN.” The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is approximately $42.3 million, which was calculated based on 13,613,085 outstanding shares of our common stock held by non-affiliates as of June 29, 2023 at a price of $3.11 per share, which was the closing price of our common stock on May 8, 2023. We have been subject to General Instruction I.B.6 of Form S-3 for less than 12 calendar months. From the time we have been subject to the limits imposed by General Instruction I.B.6 until the date of this prospectus supplement, we have sold securities with an aggregate market value of $6,618,496. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we are revising the aggregate sales price of the shares of common stock that, as of the date of this prospectus supplement, we may offer and sell from time to time through Wainwright pursuant to the Prospectus and this prospectus supplement to $7,493,735, which does not include shares of common stock having an aggregate sales price of $14,707,423 that have been sold pursuant to the Prospectus to date.

If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the Prospectus form a part, we will file another prospectus supplement prior to making additional sales.

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully review the risks and uncertainties described under the heading “Risk Factors” in the Prospectus, as well as the risk factors discussed in the documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which we incorporate into this prospectus supplement by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is June 30, 2023